EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the International Rectifier Corporation 2011 Performance Incentive Plan of our reports dated August 22, 2011, with respect to the consolidated financial statements and schedule of International Rectifier Corporation and Subsidiaries and the effectiveness of internal control over financial reporting of International Rectifier Corporation and Subsidiaries included in its Annual Report (Form 10-K) for the year ended June 26, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

February 3, 2012